EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION, made this 13th day of May 2005, by and between Tabatha IV, Inc., a Colorado corporation having its principal place cf business at 1926 S. Oswego Way, Aurora, CO 80014, ("Tabatha"); Humanity Capitol, Inc., a Texas corporation having its principal place of business at 2735 Villa Creek Suite 175, Dallas, TX 75234, ("Humanity”), and the undersigned Shareholder of Humanity ("Shareholder").

WHEREAS, Shareholders own One Hundred Percent (100%) of the Share Ownership Interest of Humanity, and;

WHEREAS, Shareholders wish to sell and Tabatha wishes to acquire Shareholders' One Hundred Percent (100%) capital stock ownership of Humanity, and;

WHEREAS, the parties to this Agreement herein agree that this transaction is by means of private sale, and waive any and all reference and/or rights as the respective consideration paid or shares received by purchaser as being a securities transaction, as promulgated by any state, territorial, provincial or federal agency or law.

WHEREAS, the parties to this Agreement have as herein represented and warranted, entered into this binding Agreement, which terms are herein incorporated and agreed to by the parties hereto; that as such they are an integral part hereof, and shall remain and survive as to their construction intent and content pursuant and subject to all conditions of this Agreement, as contained herein.

WHEREAS, Tabatha wishes to acquire and Shareholders wish to transfer all of the issued and outstanding capital stock of Humanity in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(b)(B) cf the Internal Revenue Code of 198E, as amended.

NOW, THEREFORE, Tabatha and Shareholders adopt this Plan of Reorganization and agree as follows:

ARTICLE I. EXCHANGE OF STOCK

1.1 Number of Shares. Shareholder represent and warrant that they are selling One Hundred Percent (100%) (100,000 shares of One Dollar ($1.00) value common stock) interest ownership of Humanity (a Texas corporation), to Tabatha for and in exchange for Shareholders receipt of the terms and conditions of the full consideration of payment by Tabatha to Shareholders of 67 Million Five Hundred Thousand (67,500,000) shares of Humanity common stock.

1.2 Delivery of Certificates by Shareholders. The transfer of the Humanity Shares by each of the Shareholders shall be effected by the delivery to Tabatha at the Closing of the total issued shares of capital stock represented by a certificate representing 100,000 shares of common stock accompanied by stock powers executed in blank by the Shareholder.

1.3 Delivery of Certificates by Tabatha. On the date of the closing of this Agreement, Tabatha shall cause to be transferred and delivered to the Shareholder the total purchase consideration herein defined, as full payment of the purchase of One Hundred Percent (100%) of Shareholders' interest in Humanity.

1.4 Restrictions on Tabatha Common Stock. The Tabatha shares issuable pursuant to this Plan of Reorganization will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Act").

ARTICLE II. THE CLOSING

The Closing contemplated by Article I shall be held at such place and time as shall be agreed upon by the parties, but in no event shall the Closing occur later than May 13, 2005.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF Humanity, INC. AND SHAREHOLDERS

Shareholders and Humanity, jointly and severally, represent and warrant to Tabatha as follows:

3.1 Corporate Status. Humanity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

3.2 Corporate Power. Humanity has the corporate power to own, lease, or operate all properties and assets owned, leased or operated by it, to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

3.3 Article of Incorporation. Humanity's Articles of Incorporation, and any amendments or restatements thereof through the date hereof, as filed with the Texas Secretary of State, are attached as Exhibit 3.3.

3.4 Bylaws. Humanity's By-laws are attached hereto as Exhibit 3.3.

3.5 Capitalization. The authorized capital stock of Humanity consists of One-Hundred Thousand (100,000) shares of common stock, with no par value per share, of which One-Hundred Thousand (100,000) shares are issued and outstanding. Humanity has no outstanding subscription, options, warrants, call, or other agreements or commitments entitling any person to purchase or otherwise acquire any shares of common stock of Humanity or other capital stock or securities of Humanity, including any right of conversion or exchange under any outstanding security or other instrument. Humanity is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock of any security convertible or exchangeable for any of its capital stock. There are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of Humanity. The common stock of Humanity is vested with all the voting rights in Humanity.

3.6 Subsidiaries. Humanity has no subsidiaries or affiliated corporations within the meaning of Section 1563 (a) or Section 1564 of the Code.

3.7 Sole Shareholders. Shareholder is the only shareholders of Humanity.

3.8 Stock Paid and Nonassessable. The Humanity Shares have been duly and validly authorized and issued, and are fully paid and nonassessable and free from preemptive and cumulative voting rights.

3.9 Title to Shares. Shareholder is the sole owners, free and clear of any liens and encumbrances, of the number of the Humanity shares specified in Section 1.1. Such Shares represent all of the issued and outstanding capital stock of Humanity.

3.10 Authorization. This Agreement has been duly authorized, executed, and delivered by Humanity, and has been approved by Humanity's shareholders, and constitutes a valid and binding agreement of Humanity enforceable in accordance with its terms.

3.11 Financial Statements. Exhibit 3.11 is a true and correct copy of Humanity's financial statements as of June 30, 1994. Such financial statements are complete and correct and have been prepared in accordance with generally accepted accounting principals on a basis consistent with prior periods and fairly present the financial condition of Humanity at the date of such statements, and the results of operations for the period ended on such date and reflect all adjustments which are necessary for a fair presentation of the results reported.

3.12 Compliance. Humanity is not in breach of, or in conflict with, any of the terms, conditions, or provisions of its Articles of Incorporation.

3.13 Directors and Officers. A list of Humanity's Officers and Directors as contained in Exhibit 3.13 attached hereto.

3.14 Title to Property. Humanity has good and marketable title to all of the property and assets reflected in the balance sheet delivered pursuant to 3.11 and such property and assets are not subject to any mortgage, pledge, lien or encumbrance.

3.15 Patents, Trademarks, etc. Humanity has received no notice of infringement of, or conflict with, asserted rights of others with respect to any patents, trademarks, service marks, trade names or copyrights, nor is humanity aware of any infringement by others upon its name. There are no patents, patent rights, trademarks, service marks, trade names or copyrights necessary to the conduct of Humanity's business as currently conducted or as contemplated by Humanity which Humanity does not own or possess adequate rights to use. Humanity's employees, including without limitation Shareholders, have transferred to Humanity all of their right, title and interest in and to any intellectual property owned by them or which they share an ownership interest (if any) related in any way to Humanity business.

3.16 No Regulatory Violation. To the best of Humanity's and the Shareholder's knowledge, Humanity is not in violation of any law, statute, order, rule, regulation, writ, injunction, or decree of any governmental authority or court, domestic or foreign, with respect to the conduct of its business, the operation of Humanity's facility or the ownership of its properties, nor will the execution of this Agreement or consummation of any of the transactions contemplated by this Agreement result in any such violation.

3.17 No Contractual Violation. Neither the execution of this Agreement, nor the performance of Humanity's and Shareholder's obligations pursuant to this Agreement or the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute, or with the passage of time or the giving of notice constitute, a default under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond debenture, note agreement, or other evidence of indentureness, lease, contract or other agreement or instrument to which Humanity is a party, or by which Humanity or any of its properties is bound, or Humanity's Articles of Incorporation; and no consent, approval, authorization, or order of any court or governmental agency or body is required for the consummation by Humanity or Shareholder of the transactions contemplated hereby.

3.18 Material Contracts. Humanity warrants that there are no Material Agreements, written or oral, related to Humanity, except those specifically disclosed in Exhibit 3.11.

3.19 Undisclosed Liabilities. Humanity has no liabilities of any nature except as specifically disclosed to Tabatha in writing.

3.20 Litigations. There are no actions, suits or proceedings to which Humanity is a party, or of which any of its property is the subject, pending before or brought by any court or governmental agency or body, nor, to the knowledge or Humanity or its Shareholder, is any such action, suit, or proceeding threatened, which would, singly, or in the aggregate, result in any material adverse change in the condition (financial or otherwise), business, key personnel, properties, assets, results of operations (present or prospective) or net worth of Humanity.

3.21 Profit Sharing Plans, etc. Humanity is not a party to and has no obligation, contingent or otherwise, under any materials, oral or written, expressed cr implied: (i) commitment or agreement, with officers, directors, employees, or any otter persons providing similar services; (ii) agreement or arrangement providing for the payment of any incentive, bonus, commission, or deferred compensation or severance or termination pay; (iii) pension, profit sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement, or any other employee benefit plan, fringe benefit plan, agreement, or arrangement, whether formal or informal and whether legally binding or not; or (iv) collective bargaining or union contract or agreement.

3.22 Tax Return. Humanity has timely filed all tax returns and reports required to be filed by it, and has paid in a timely manner all taxes that are shown on such returns as being due and payable other than such taxes as are being contested in good faith and for which adequate reserves have been established. Humanity is not a Subchapter S Corporation.

3.23 No Material Changes. There have been no material adverse changes in the condition (financial or otherwise), results of operations, or shareholders' equity of Humanity since the date of the latest balance sheet contained in Exhibit 3.11, except for changes (material or otherwise) resulting from its operations conducted in the ordinary course of business.

3.24 No Brokers. No finders' fees or brokerage commissions of any kind will be payable by Humanity in connection with the transactions described in this Agreement.

3.25 Disclosure of Material Facts. Neither Humanity nor Shareholder have knowingly `ailed to disclose to Tabatha any facts material to the assets, liabilities, earnings, prospects, and business of Humanity. No representation or warranty by Humanity and Shareholder contained in this Agreement, and, to the best of their knowledge, no statement contained in any document (including, without limitations, the financial statements and Exhibits hereto), list, certificate, or other writing furnished or to be furnished by or on behalf of Human or Shareholder or any of their representations in connection with the transactions contemplated hereby, contains or will contain any untrue statements of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or there not misleading or necessary in order to provide fully and fairly the information required to be provided in any such document, list, certificate, or other writing.

3.26 Interpretation. As used in this Agreement, the term "best knowledge" or "Humanity's best knowledge" refers to the best knowledge of the officers and directors of Humanity.

3.27 Investment Representations. Shareholder acknowledges that the restricted Tabatha Shares which they are receiving in exchange for their Humanity Shares have not been registered under the Securities Act of 1933 or state blue sky laws, and that the restricted Tabatha Shares may not be transferred without such registration or an opinion of counsel that registration is unnecessary; Shareholders have the financial ability to bear the economic risk of an investment in the Tabatha Shares and have no need for liquidity in such investment. Shareholders have had an opportunity to inspect Tabatha's corporate records and ask questions of officers of Tabatha and are capable of evaluating the merits and risks of consummating this transaction.

3.28 Authority. Shareholder has the power and legal capacity to enter into this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by all required shareholder action on the cart of Humanity and this Agreement constitutes a valid, binding and legal obligation the Shareholder.

ARTICLE IV. REPRESENTATIONS AND WARRANTS OF TABATHA, INC.

TABATHA represents and warrants to Shareholders, as follows:

4.1 Corporate Authority; Authorization. Tabatha has the full corporate power and authority to enter into this Agreement, the execution of which has been duly authorized by all requisite corporate action on the part of Tabatha.

4.2 Issuance of Shares. The Tabatha Shares will be fully paid, validly issued and nonassessable when issued in exchange for the Humanity Shares.

4.3 Financial Statements. Exhibit 4.3 is a true and correct copy of Tabatha's financial statements as of May 13, 2005. Such financial statements are complete and correct and have been prepared in accordance with generally accepted accounting principals on a basis consistent with prior periods and fairly present the financial condition of Tabatha at the date of such statements, and the results cf operations for the period ended on such date and reflect all adjustments which are necessary for a fair presentation of the results reported.

ARTICLE V. CONDUCT OF SHAREHOLDERS AND HUMANITY PENDING THE CLOSING

Shareholders and Humanity agree that Humanity will conduct itself in the following manner pending the Closing:

5.1 Capitalization, etc. Humanity will not, without the prior written consent of Tabatha: (i) issue or commit to issue any capital stock or other ownership interest; (ii) grant or commit to grant any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire any shares of its capital stock or other ownership interest, or issue or commit to issue any securities convertible into or exchangeable for shares of its capital stock or other ownership interest; (iii) declare, set aside, or pay any dividends or distributions; (iv) directly or indirectly terminate or reduce or commit to terminate or reduce or commit to acquire any of its capital stock or other ownership interest, or directly or indirectly terminate or reduce cr commit to terminate or reduce any bank line of credit or the availability of any funds under any other loan or financing agreement; (v) effect a stock split, reclassification or recapitalization; (vi) change its Articles of Incorporation other governing instruments; (vii) borrow or agree to borrow any funds, guarantee or agree to guarantee the obligations of others, or indemnify or agree to indemnify others; (viii) waive or commit to waive any rights of substantial value; or (ix) ether than in the ordinary course of business, enter into a agreement, contract, or commitment; except, in each case, contemplated by this Agreement.

5.2 Prompt Action. Humanity and Shareholders will promptly take all action contemplated by this Agreement or necessary to complete the transactions contemplated by this Agreement.

5.3 Confidentiality. Shareholders and Humanity will treat this Agreement, and the transactions contemplated by this Agreement as confidential, and will not issue any press release cr otherwise provide any information regarding such transactions without prior consent of Tabatha.

5.4 Business in Ordinary Course. Except as otherwise specifically provided in this Agreement, Humanity shall conduct its business only in its ordinary course.

ARTICLE VI. ACCESS

From the date hereof to the Closing, Humanity and Tabatha shall provide each other full access to their premises and books and records, and shall cause each of their officers to furnish the other such financial and operating data and other information with respect to each of their business and properties as the other shall, from time to time, reasonably request, provided, however, that any such investigation shall not affect any of the representations and warranties hereunder. In the event of termination of this Agreement, each party will return to the other all documents and other materials obtained in connection with the transactions contemplated hereby, and not disclose or utilize any information obtained from the other.

ARTICLE VII. CONDITIONS PRECEDENT TO SHAREHOLDERS' AND HUMANITY’S OBLIGATIONS

The obligations of Shareholders and/or Humanity under this Agreement, are subject to fulfillment, before or on the date of Closing, of each of ride following conditions, any of which may be waived in writing at the discretion of Tabatha.

7.1 Representations and Warranties of Humanity and Shareholder. The representations and warranties of Humanity and Shareholder contained herein shall be true and correct, in all material respects, as of the date hereof, and shall continue be true and correct, in all material respects, as of the Closing.

7.2 Covenants and Agreements of Humanity and Shareholder. Humanity and Shareholder shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

7.3 No Adverse Changes. No information shall have come to the attention of Tabatha pursuant to its investigation of Humanity and Shareholder which is not consistent, in all material respects, with information previously furnished by Humanity and Shareholder to Tabatha.

ARTICLE VIII. CONDITIONS PRECEDENT TO TABATHA'S OBLIGATIONS

The obligations of Tabatha under this Agreement are subject to the fulfillment, before or on the date of Closing, of each of the following conditions, any of which may be waived in writing at the discretion of Humanity:

8.1 Representations and Warranties of Tabatha. The representations and warranties of Tabatha contained herein shall be true and correct, in all material respects, as of the date hereof, and shall continue to be rue and correct, in all material respects, as of the Closing.

8.2 Covenants and Agreements of Tabatha. Tabatha shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

8.3 Approval of the Board of Directors of Tabatha. The Board of Directors of Tabatha shall have approved the execution, delivery and performance cf this Agreement.

ARTICLE IX. INDEMNIFICATION

9.1 Indemnification of Tabatha. Shareholder agrees to indemnify Tabatha against any loss, damage or expense (including reasonable attorneys' fees) suffered by Tabatha from (1) any breach by Shareholder or Humanity of this Agreement; or (2) a inaccuracy in or breach of any of the representations, warranties, or covenants by Shareholder or Humanity.

9.2 Indemnification of Shareholder. Tabatha agrees to indemnify Shareholders against any loss, damage, or expense (including reasonable attorneys' fees) suffered by the Shareholders from any inaccuracy in or breach of any of Tabatha's representations, warranties or covenants herein.

9.3 Defense of Claims. Upon obtaining knowledge thereof, the indemnified parties shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. So long as the indemnified party will not settle such claim, if the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

ARTICLE X. TERMINATION

10.1 Circumstances of Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Humanity or Tabatha if there has been a material misrepresentation or material breach of any warranty or covenant the other party, which determination on behalf of Tabatha shall be made by its Board of Directors in its sole discretion; or by Shareholder of Tabatha if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date set forth in Article II.

10.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1, each party shall nay the costs and expenses incurred by or in connection with this Agreement and no party (or any of its officers, directors, and shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

ARTICLE XI. MISCELLANEOUS

11.2 Waivers. No action pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of any representation, warranty, covenant or agreement contained herein, except that a breach of any representation or warranty set forth herein that is known to a party hereto at the time the transactions contemplated hereby are consummated shall not be subsequently enforceable or actionable by such party. A waiver by any party, or repeated waiver by any party hereto, of a breach or repeated series of breaches of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.2 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements executed in Colorado.

11.3 Entire Agreement. This Agreement, together with the Exhibits hereto and the financial statements referred to herein (which are incorporated hereby by reference and made a part hereof) sets forth the entire agreement and understandings of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

11.4 Continuation of Representations and Warranties. The representations and warranties cf Article III and IV of this Agreement shall survive the closing of the transactions contemplated by this Agreement.

11.5 Notices. Any notices or other communications regu"tred or permitted hereunder shall be sufficiently given, if sent by registered mail or certified mail, postage prepaid, and addressed to the address set forth above with the name of each party hereto.

11.6 Assignment. This Agreement nay not be assigned by operation of law of otherwise.

11.7 Headings. Headings in this Agreement are descriptive only, are inserted for convenience, and do not constitute part of this Agreement.

11.8 Counterparts. This Agreement may be signed in any number of counterparts and all such counterparts taken together shall constitute a single agreement of the parties.

IN WITNESS WHEREOF, each of the parties has executed or caused its duly authorized representative to execute this Agreement and Plan of Reorganization in the manner appropriate to each, all as of the date first above written.

HUMANITY INVESTMENTS (USA), INC.

/s/ CAMELLE H. GANN

Camelle H. Gann, President

TABATHA IV, INC.

/s/ JOHN BALLARD

John Ballard, President

AGREED AND ATTESTED BY THE SOLE SHAREHOLDER OF HUMANITY CAPITOL, INC.

/s/ CAMELLE H. GANN

Camelle H. Gann